UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

Ant Small and Micro Financial Services Group Co., Ltd.

Alipay (UK) Limited

Matrix Acquisition Corp.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ant Financial Launches MoneyGram Transaction Website

NEW YORK – May 9, 2017 – Ant Financial Services Group announced it has launched a website to provide accurate and up to date information regarding its pending merger with MoneyGram (NASDAQ: MGI): www.antandmoneygram.com. The website includes information on Ant Financial’s commitments to MoneyGram and its customers, including its plans to invest additional capital in MoneyGram, grow its U.S.-based operations and create new American jobs.

By joining forces, Ant Financial and MoneyGram will be able to pursue a shared vision of global financial inclusion. The proposed merger will greatly enhance the companies’ shared commitment to regulatory compliance and protecting customer data. Following the close of the merger, the companies plan to maintain all of MoneyGram’s existing data protection policies and procedures, including the continued storage of MoneyGram’s U.S. customer data on U.S.-based servers. MoneyGram will also retain its management team and Dallas, Texas headquarters.

Doug Feagin, President of Ant Financial International, said, “The combination with MoneyGram is highly complementary to Ant Financial’s global long-term strategy. Together, we plan to pursue our shared vision by connecting MoneyGram’s money transfer network with Ant Financial’s ecosystem of innovative technology-driven financial services while fully protecting the data of MoneyGram customers and strictly complying with all applicable data privacy requirements. We also look forward to growing and strengthening the MoneyGram business by providing the necessary resources to enhance its technology offerings and grow its U.S.-based team, creating jobs in America.”

Specific materials regarding the transaction can be found at the following links:

•	Fact sheet: http://www.antandmoneygram.com/wp-content/uploads/2017/04/Ant-Financial-Fact-Sheet.pdf
•	Merger presentation: http://www.antandmoneygram.com/wp-content/uploads/2017/04/Amended-Merger-Presentation.pdf
•	Open letter to MoneyGram community: http://www.antandmoneygram.com/wp-content/uploads/2017/04/Ant-Financial-Open-Letter.pdf

Ant Financial and MoneyGram continue to make progress towards obtaining the required regulatory approvals to complete the transaction. MoneyGram has scheduled a special meeting of stockholders to vote on the transaction on May 16, 2017. The companies continue to expect the transaction to close in the second half of 2017.

About Ant Financial

Ant Financial Services Group is focused on serving small and micro enterprises, as well as consumers. With the vision “bring small and beautiful changes to the world,” Ant Financial is dedicated to building an open ecosystem of Internet thinking and technologies while working with other financial institutions to support the future financial needs of society. Businesses operated by Ant Financial Services Group include Alipay, Ant Fortune, Zhima Credit and MYbank. Ant Financial Services Group is privately held and its majority owners are its employees and members of the Alibaba Partnership. For more information on Ant Financial, its Board of Directors and senior management please visit our website at www.antgroup.com or follow us on Twitter @AntFinancial.

Additional Information for Stockholders

Ant Small and Micro Financial Services Group Co., Ltd. (“Ant Financial Services Group”) and its subsidiaries Alipay (UK) Limited (“Alipay UK”) and Matrix Acquisition Corp. (“Acquisition Corp.), and their respective directors and officers, are participants in the solicitation of proxies from the stockholders of MoneyGram in connection with the proposed acquisition of MoneyGram by Alipay UK.

In connection with such proposed acquisition, MoneyGram has filed a definitive proxy statement and other materials with the Securities and Exchange Commission (the “SEC”) and mailed such definitive proxy statement to its stockholders of record as of April 7, 2017. In addition, MoneyGram, Ant Financial Services Group, Alipay UK and Acquisition Corp. may also file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain a free copy of the proxy statement(s) (when available) and other documents filed with the SEC (i) by the Company, at the Company’s website, corporate.moneygram.com, or at the SEC’s website, www.sec.gov and (ii) by Ant Financial Services Group, Alipay UK and Acquisition Corp. in connection with the proposed merger, at the website antandmoneygram.com, or at the SEC’s website, www.sec.gov. The proxy statement(s) and other relevant documents may also be obtained for free from the Company by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Proxy Statement on Schedule 14A for the 2017 annual meeting of stockholders for the Company, which was filed with the SEC on April 27, 2017. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement that has been filed with the SEC and will be contained in other relevant materials to be filed with the SEC.

Contacts

Ant Financial Contact

USA: Sard Verbinnen & Co

Paul Kranhold / Reze Wong / Andrew Duberstein

+1 415 618 8750 / +1 212 687 8080

pkranhold@sardverb.com / rwong@sardverb.com / aduberstein@sardverb.com

China: Miranda Shek

+86-18616682252

miranda@ant-financial.com